Exhibit 99.1

Resources Connection, Inc. Reports Third Quarter Results for Fiscal 2019

Q3 2019 revenue increases 4.1% year-over-year to $179.5 million

Q3 2019 gross margin improves to 37.8% from 36.3% in prior year

SG&A as a percent of revenue improves by 110 basis points YOY

Q3 2019 diluted earnings per common share increases to $0.18 compared to $0.14 in prior year quarter

Q3 2019 adjusted diluted earnings per common share increases to $0.20 compared to $0.09 in prior year quarter

Q3 2019 pretax income more than doubles to $9.6 million from $4.6 million in prior year quarter

Company announces appointment of Tim Brackney as President and Chief Operating Officer

IRVINE, Calif.--(BUSINESS WIRE)--April 3, 2019--Resources Connection, Inc. (Nasdaq: RECN), a multinational business consulting firm, operating as Resources Global Professionals (the “Company” or “RGP”), today announced its financial results for the third quarter ended February 23, 2019.

Third Quarter 2019 Revenue Financial Highlights

  Revenue of $179.5 million, up $7.1 million (4.1%) over third quarter of fiscal 2018.
  U.S. revenue* increased 6.0% over third quarter of fiscal 2018.
  European revenue decreased 9.7% (3.5% constant currency**) over third quarter of fiscal 2018.
  Asia Pacific revenue increased 4.0% (7.5% constant currency**) over third quarter of fiscal 2018.

Management Commentary

“We continue to make good progress in improving our top and bottom line results,” said Kate W. Duchene, Chief Executive Officer. “While Europe has faced macro headwinds, our business in North America and Asia Pacific delivered growth in the quarter and have performed well cumulatively through the first three quarters of the fiscal year. We are also pleased that we have made progress with our critical initiatives to improve bill rates and expand our mix of business to drive more profitable results through our solutions offerings.”

“Today, I am delighted to announce the appointment of Tim Brackney as RGP’s President and Chief Operating Officer, effective immediately,” said Kate Duchene. “Having previously served as the President of North America, Tim moves into this role to drive and align our growth and Go-To-Market strategies across the globe. Tim is an accomplished operator with tremendous work ethic and business acumen. I am excited to embrace the opportunities ahead with Tim as a trusted and valued senior leader.”

Other Third Quarter 2019 Financial Highlights

  Gross margin of 37.8% improved from 36.3% in the prior year third quarter due to improvement in the pay rate to bill rate ratio and lower costs in the Company’s self-insured medical program.
  Selling, general and administrative (“SG&A”) expense of $55.6 million (31.0% of revenue) compared to $55.3 million (32.1% of revenue) in the third quarter of fiscal 2018 shows improvement as a percent of revenue of 110 basis points year-over-year. On a sequential basis, SG&A increased $0.6 million.
  Tax rate of 40% in the third quarter compared to 1% in the comparable period last year. The tax rate in the prior year was favorably impacted by the U.S. Tax Reform Act, with the Company able to reverse $2.2 million of tax expense in the prior year third quarter as a result of the reduction in the U.S. statutory rate applied to its year-to-date U.S. earnings and cumulative net deferred tax liability. The rate in the current year reflects the inability to benefit from losses in certain foreign jurisdictions in which a full valuation allowance on operating loss carryforwards had previously been established.
  Estimated annual cash tax rate*** of 32% compared to 39% in the prior year third quarter.
  Pre-tax income increased in the third quarter to $9.6 million compared to $4.6 million in the prior year third quarter; net income increased to $5.8 million compared to $4.6 million in the prior year third quarter.
  Diluted earnings per common share increased to $0.18 compared to $0.14 in the prior year third quarter.
  Adjusted diluted earnings per common share*** increased to $0.20 compared to $0.09 in the prior year third quarter.
  Adjusted EBITDA**** of $13.9 million (7.8% as a percent of revenue) compared to $8.7 million (5.0% as a percent of revenue) in the prior year third quarter.
  Net cash provided by operating activities for the three months ended February 23, 2019 was $11.8 million compared to cash used in operating activities of $3.9 million in the prior year comparable period.
  The Board of Directors approved a $0.13 per share dividend to shareholders in the third quarter for $4.1 million (paid in March), compared to a $0.12 per share dividend and $3.6 million in the prior year third quarter; Company share buybacks in the third quarter totaled approximately 559,000 shares for $9.2 million, with $97.7 million remaining for future common stock purchases as of February 23, 2019.
  Cash and cash equivalents were $48.0 million as of February 23, 2019.

Other Year-to-Date Financial Highlights

  Revenue of $546.9 million, up $76.5 million (16.3%) over the comparable fiscal 2018 period.
  Gross margin of 38.3% improved from 37.3% in the prior year comparable period.
  SG&A expense of $166.9 million (30.5% of revenue) compared to $150.2 million (31.9% of revenue) in the prior year comparable period. The increase reflects $11.8 million of additional payroll and benefits from acquisitions and headcount to support growth of critical markets; $6.1 million of bonus and commissions tied to revenue growth; $1.8 million of marketing spend; $2.0 million of other categories; offset by lower spend on severance and acquisition/transformation costs of $5.0 million.
  Tax rate of 36% compared to 26% in the prior year comparable period (the prior year lower rate results from recognition of the impact of the U.S. Tax Reform Act).
  Estimated annual cash tax rate*** of 32% compared to 39% in the prior year comparable period.
  Pre-tax income increased to $34.6 million compared to $20.0 million in the prior year comparable period; net income increased to $22.1 million compared to $14.8 million in the prior year comparable period.
  Diluted earnings per common share increased to $0.68 compared to $0.48 in the prior year comparable period.
  Adjusted diluted earnings per common share*** increased to $0.72 compared to $0.39 in the prior year.
  Adjusted EBITDA**** of $47.2 million (8.6% as a percent of revenue) compared to $29.9 million (6.4% as a percent of revenue) in the prior year comparable period.
  Net cash provided by operating activities for the nine months ended February 23, 2019 was $13.5 million compared to a use of cash in operating activities of $2.3 million in the prior year comparable period.
  Dividends paid during the fiscal year to date of $12.0 million compared to $10.5 million in the prior year comparable period; Company share buybacks year to date of approximately 1.4 million shares for $22.3 million.

Footnotes

*Accretive was acquired December 4, 2017. Results of operations for the quarter ended February 24, 2018 include twelve weeks of activity of Accretive.

**Year over year constant currency results for international revenue are computed using the comparable third quarter fiscal 2018 conversion rates, and the sequential quarter constant currency international revenue is computed using the comparable second quarter fiscal 2019 conversion rates. Additional information is provided below.

***Adjusted diluted earnings per common share and estimated annual cash tax rates are non-GAAP financial measures that exclude non-cash tax effects of certain items. A reconciliation table is provided below.

****Adjusted EBITDA, a non-GAAP financial measure, is defined as earnings before interest, income taxes, depreciation, amortization, contingent consideration adjustments and stock-based compensation. A reconciliation table is provided below.

Conference Call Information

RGP will hold a conference call for analysts and investors at 5:00 p.m., ET today, April 3, 2019. This conference call will be available for listening via a webcast on the Company’s website: http://www.rgp.com. An audio replay of the conference call will be available through April 10, 2019 at 855-859-2056. The conference ID number for the replay is 3279267. The call will also be archived on the RGP website for 30 days.

About RGP

RGP, the operating subsidiary of Resources Connection, Inc. (Nasdaq: RECN), is a multinational business consulting firm that helps leaders execute internal initiatives. Partnering with business leaders, we drive internal change across all parts of a global enterprise – accounting; finance; governance, risk and compliance management; corporate advisory, strategic communications and restructuring; information management; human capital; supply chain management; and legal and regulatory.

RGP was founded in 1996 within a Big Four accounting firm. Today, we are a publicly traded company with 4,000 professionals, annually serving over 2,400 clients around the world from 73 practice offices.

Headquartered in Irvine, California, RGP has served 86 of the Fortune 100 companies.

The Company is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. More information about RGP is available at http://www.rgp.com. (RECN-F)

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “remain,” “should” or “will” or the negative of these terms or other comparable terminology. In this press release, such statements include statements regarding our expectations for growth, financial performance and the impact of our strategic initiatives. Such statements and all phases of the Company’s operations are subject to known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements and those of our industry to differ materially from those expressed or implied by these forward-looking statements. Risks and uncertainties include our ability to successfully execute on our strategic initiatives, our ability to compete effectively in the highly competitive professional services market and to secure new projects from clients, seasonality, overall economic conditions and other factors and uncertainties as are identified in our most recent Quarterly Report on Form 10-Q and our other public filings made with the Securities and Exchange Commission (File No. 0-32113). Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operating results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend, and undertakes no obligation, to update the forward-looking statements in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law to do so.

RESOURCES CONNECTION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	February 23,	February 24,	February 23,	February 24,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Revenue	$179,498	$172,414	$546,855	$470,338
Direct cost of services	111,587	109,904	337,372	294,711
Gross margin	67,911	62,510	209,483	175,627
Selling, general and administrative expenses (1)	55,587	55,268	166,912	150,181
Operating income before amortization and depreciation (1)	12,324	7,242	42,571	25,446
Amortization of intangible assets	948	1,004	2,855	1,326
Depreciation expense	1,163	1,089	3,429	2,976
Operating income (1)	10,213	5,149	36,287	21,144
Interest expense	655	542	1,902	1,276
Interest income	(60)	(34)	(173)	(94)
Income before provision for income taxes (1)	9,618	4,641	34,558	19,962
Provision for income taxes (2)	3,822	46	12,457	5,117
Net income (1), (2)	$5,796	$4,595	$22,101	$14,845
Net income per common share:
Basic (1), (2)	$0.18	$0.15	$0.70	$0.49
Diluted (1), (2)	$0.18	$0.14	$0.68	$0.48
Weighted average common shares outstanding:
Basic	31,890	31,440	31,784	30,473
Diluted	32,370	32,066	32,428	30,901
Cash dividends declared per common share	$0.13	$0.12	$0.39	$0.36

EXPLANATORY NOTES

(1)	Selling, general and administrative expenses, and the related line items in the table above, include non-cash compensation expense for employee stock option grants, restricted share grants and employee stock purchases of $1.9 million and $1.4 million for the three months ended February 23, 2019 and February 24, 2018, respectively, and $5.0 million and $4.5 million for the nine months ended February 23, 2019 and February 24, 2018, respectively.

(2)	The Company’s effective tax rate was approximately 40% and approximately 1% for the three months ended February 23, 2019 and February 24, 2018, respectively, and approximately 36% and approximately 26% for the nine months ended February 23, 2019 and February 24, 2018, respectively. On December 22, 2017, the Tax Cuts and Jobs Act was enacted in the U.S., which lowered the US statutory federal tax rate from 35% to 21% effective January 1, 2018, resulting in a blended US statutory federal tax rate of approximately 29% implemented in the third quarter of the Company’s fiscal year ended May 26, 2018. For the three months ended February 24, 2018, the Company reported provisional amounts related to the impact of U.S. federal tax reform, including a tax benefit of $1.1 million due to re-measurement of U.S. deferred tax assets and liabilities at the rate the balances are expected to be realized (29.4% in fiscal 2018 and 21% thereafter) and a tax benefit of $1.1 million as a result of applying the reduced statutory federal rate of 29.4% to U.S. earnings for fiscal 2018.

For all periods presented, the Company is unable to benefit from, or has limitations on the benefit of, tax losses in certain foreign jurisdictions. To a lesser extent, the accounting treatment under GAAP for the cost associated with unexercised expiring stock options and shares purchased through the Employee Stock Purchase Plan has caused volatility in the Company’s effective tax rate.

RESOURCES CONNECTION, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands, except per share amounts)

EBITDA and Adjusted EBITDA

	Three Months Ended		Nine Months Ended
	February 23,	February 24,	February 23,	February 24,
	2019	2018	2019	2018

	(Unaudited)		(Unaudited)

Net income	$5,796	$4,595	$22,101	$14,845
Adjustments:
Amortization of intangible assets	948	1,004	2,855	1,326
Depreciation expense	1,163	1,089	3,429	2,976
Interest expense	655	542	1,902	1,276
Interest income	(60)	(34)	(173)	(94)
Provision for income taxes	3,822	46	12,457	5,117
EBITDA	12,324	7,242	42,571	25,446
Stock-based compensation expense	1,948	1,437	4,961	4,499
Contingent consideration adjustment	(343)	-	(376)	-
Adjusted EBITDA	$13,929	$8,679	$47,156	$29,945
Revenue	$179,498	$172,414	$546,855	$470,338
Adjusted EBITDA Margin	7.8%	5.0%	8.6%	6.4%

Adjusted Provision for Income Taxes, Annual Cash Tax Rate, Adjusted Net Income and Adjusted Earnings Per Common Share

	Three Months Ended		Nine Months Ended
	February 23,	February 24,	February 23,	February 24,
	2019	2018	2019	2018

	(Unaudited)		(Unaudited)

Provision for income taxes	$3,822	$46	$12,457	$5,117
Effect of non-cash tax items on provision for income taxes	(744)	1,764	(1,398)	2,668
Adjusted provision for income taxes	$3,078	$1,810	$11,059	$7,785

Effective tax rate	40%	1%	36%	26%
Effect of non-cash tax items on effective tax rate	(8%)	38%	(4%)	13%
Annual cash tax rate	32%	39%	32%	39%

Net income	$5,796	$4,595	$22,101	$14,845
Effect of non-cash tax items on net income	744	(1,764)	1,398	(2,668)
Adjusted net income	$6,540	$2,831	$23,499	$12,177

Diluted earnings per common share	$0.18	$0.14	$0.68	$0.48
Effect of non-cash tax items on diluted earnings per common share	0.02	(0.06)	0.04	(0.09)
Adjusted diluted earnings per common share	$0.20	$0.09	$0.72	$0.39

EXPLANATORY NOTE

The Company utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance with, GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Provision for Income Taxes, Annual Cash Tax Rate, Adjusted Net Income, and Adjusted Diluted Earnings Per Common Share are non-GAAP financial measures. EBITDA is calculated as net income before amortization of intangible assets, depreciation expense, interest and income taxes. Adjusted EBITDA is calculated as EBITDA plus stock-based compensation expense plus or minus contingent consideration adjustments. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by revenue. Adjusted Provision for Income Taxes, Adjusted Net Income, and Adjusted Diluted Earnings Per Common Share were calculated to reflect the Company's estimated effective annual cash tax rates of 32% and 39% in fiscal 2019 and 2018, respectively. The estimated effective annual cash tax rates exclude the non-cash tax impact of stock-based compensation expense, non-cash tax benefits related to the Tax Cuts and Jobs Acts in the U.S., and non-cash impact of valuation allowances on international deferred tax assets. We believe that EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Provision for Income Taxes, Adjusted Net Income, and Adjusted Diluted Earnings Per Common Share, which are used by management to assess the core performance of our Company, also provide useful information to our investors because they are alternative financial measures that investors can also use to assess the core performance of our Company and compare it to the Company’s peers. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Diluted Earnings Per Common Share are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our profitability or liquidity. These measures, as well as the Adjusted Provision for Income Taxes and Annual Cash Tax Rate should be considered in addition to, and not as a substitute for, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP.

RESOURCES CONNECTION, INC.
SELECTED BALANCE SHEET, CASH FLOW AND OTHER INFORMATION
(Amounts in thousands, except consultant headcount and average rates)

	February 23,	May 26,
SELECTED BALANCE SHEET INFORMATION:	2019	2018

	(Unaudited)

Cash and cash equivalents	$47,967	$56,470
Accounts receivable, less allowances	$138,545	$130,452
Total assets	$435,131	$432,674
Current liabilities	$81,324	$94,524
Total stockholders’ equity	$283,300	$268,825

	Nine Months Ended
	February 23,	February 24,
SELECTED CASH FLOW INFORMATION:	2019	2018

	(Unaudited)

Cash flow -- operating activities	$13,496	$(2,254)
Cash flow -- investing activities	$(5,939)	$(25,086)
Cash flow -- financing activities	$(15,624)	$8,233

	February 23,	May 26,
SELECTED OTHER INFORMATION:	2019	2018
Consultant headcount, end of period	3,059	3,247
Average bill rate, third quarter	$124	$124
Average pay rate, third quarter	$62	$64
Average bill rate (constant currency-Q3 18), third quarter	$125	--
Average pay rate (constant currency-Q3 18), third quarter	$63	--
Common shares outstanding, end of period	32,020	31,614

RESOURCES CONNECTION, INC.
CONSTANT CURRENCY REVENUE COMPARISON
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	February 23,	February 24,
	2019	2018	% Change
Consolidated Revenue -- GAAP	$179,498	$172,414	4.1%
Consolidated Revenue -- Constant Currency (1)	$181,503		5.3%
United States Revenue -- GAAP	$142,409	$134,334	6.0%
North America Revenue -- GAAP	$146,817	$137,953	6.4%
North America Revenue -- Constant Currency (1)	$147,006		6.6%
Europe Revenue -- GAAP	$20,911	$23,149	-9.7%
Europe Revenue -- Constant Currency (1)	$22,336		-3.5%
Asia Pacific Revenue -- GAAP	$11,770	$11,312	4.0%
Asia Pacific Revenue -- Constant Currency (1)	$12,161		7.5%
	Three Months Ended
	February 23,	November 24,
	2019	2018	% Change
Consolidated Revenue -- GAAP	$179,498	$188,799	-4.9%
Consolidated Revenue -- Constant Currency (2)	$179,691		-4.8%
United States Revenue -- GAAP	$142,409	$148,901	-4.4%
North America Revenue -- GAAP	$146,817	$153,823	-4.6%
North America Revenue -- Constant Currency (2)	$146,888		-4.5%
Europe Revenue -- GAAP	$20,911	$23,163	-9.7%
Europe Revenue -- Constant Currency (2)	$21,152		-8.7%
Asia Pacific Revenue -- GAAP	$11,770	$11,813	-0.4%
Asia Pacific Revenue -- Constant Currency (2)	$11,651		-1.4%
	Nine Months Ended
	February 23,	February 24,
	2019	2018	% Change
Consolidated Revenue -- GAAP	$546,855	$470,338	16.3%
Consolidated Revenue -- Constant Currency (3)	$550,391		17.0%
United States Revenue -- GAAP	$432,539	$366,902	17.9%
North America Revenue -- GAAP	$446,811	$376,348	18.7%
North America Revenue -- Constant Currency (3)	$447,510		18.9%
Europe Revenue -- GAAP	$64,758	$61,259	5.7%
Europe Revenue -- Constant Currency (3)	$66,839		9.1%
Asia Pacific Revenue -- GAAP	$35,286	$32,731	7.8%
Asia Pacific Revenue -- Constant Currency (3)	$36,042		10.1%

EXPLANATORY NOTES
In order to provide a more comprehensive view of trends in our business, this table shows revenue data on an as-reported basis (GAAP) for the respective periods and relative change in the same periods from the impact on revenue of exchange rate fluctuations between the United States dollar and currencies in countries in which the Company operates. Revenue for the three and nine months ended February 23, 2019 attributable to Accretive, acquired December 4, 2017, cannot be segregated as the legacy operations of Accretive have been fully integrated into daily operations of RGP as of May 27, 2018.

(1) The percentage change in revenue on a constant currency basis is calculated using the average foreign exchange rates for the third quarter of fiscal 2018 and applying those rates to foreign-denominated revenue in the third quarter of fiscal 2019.
(2) The percentage change in revenue on a constant currency basis is calculated using the average foreign exchange rates for the second quarter of fiscal 2019 and applying those rates to foreign-denominated revenue in the third quarter of fiscal 2019.
(3) The percentage change in revenue on a constant currency basis is calculated using the average foreign exchange rates for the nine months ended February 24, 2018 and applying those rates to foreign-denominated revenue for the nine months ended February 23, 2019.

CONTACT:
Media Contact:
Michael Sitrick
(US+) 1-310-788-2850
mike_sitrick@sitrick.com

Analyst Contact:
Herb Mueller, Chief Financial Officer
(US+) 1-714-430-6500
herb.mueller@rgp.com